Date:	April 26 2012

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS FIRST QUARTER 2012 EARNINGS

•	Completed third quarter of operations post-merger with MidCarolina
•	Software conversion completed
•	Q1 net income of $4.2 million and diluted EPS of $0.53
•	Net interest margin 4.65% for 2012 quarter
•	Average shareholders’ equity of $155 million is 11.79% of average assets

        Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced  first quarter 2012 net income of $4,175,000 compared to $1,778,000 for the first quarter of 2011, a $2,397,000 or 135% increase.  Earnings per share, basic and diluted, were $0.53 for the 2012 quarter compared to $0.29 for the 2011 quarter. This quarterly net income produced for 2012 a return on average assets of 1.27%, a return on average equity of 10.80%, and a return on average tangible equity of 16.70%.

Earnings for the first quarter of 2012 were favorably impacted by the mid 2011 merger between American National and MidCarolina Financial Corporation (“MidCarolina”). Unless otherwise noted, most of the material changes between periods are related to the merger.

Financial Performance and Overview
      Charles H. Majors, Chairman and Chief Executive Officer, reported, “As we begin 2012, American National is continuing to adjust to its larger size and complexity after the 2011 merger with MidCarolina. In addition, during this quarter, we made major changes to the bank’s management information systems, a computer software conversion, in an effort to lay the foundation for a 21st century community bank. As one would expect, it was a large and complex  project, and ultimately vital to the long range well-being of our bank by insuring our ability to take care of our customers’ banking needs.

“As we begin the second quarter of 2012, we believe the merger related transition and the computer and management information system transition have been successful.

        “Earnings for the quarter were very good. Our net income was $4,175,000 for 2012, compared to $1,778,000 for the prior year quarter, an increase of 135%.  On a diluted EPS basis we earned $0.53 compared to $0.29 a year earlier.

“Much of the increase was driven by the merger with MidCarolina. Approximately $2,300,000 of our 2012 quarter pretax income was directly related to various categorical fair value adjustments, the majority of which results from the loan portfolio purchase discount. In fact, of this income, over $900,000 related to early pay offs of loans in the purchased credit impaired loan portfolio.

“We are always reviewing and assessing the overall credit risk in the loan portfolio for the Virginia side of the bank and for the acquired loans in North Carolina. As we recognize accretion income on the acquired loans, we are aware of the rapid reduction in the credit portion of the fair value purchase discount, also known as the mark. The mark is reducing at a faster velocity than the related loan balances, because of loan structure, and this has implications for our loan loss methodology. Consequently, during the first quarter, in addition to our normally determined provision expense, our analysis determined we needed to provide an additional $400,000.

Majors concluded, “There is a lot going on in our industry and with our community bank. This is a truly an exciting time for American National. We invite our customers and shareholders to help us build and grow a community bank for the new century.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.  For the quarter ended March 31, 2012, average shareholders’ equity was 11.79% of average assets and average tangible equity was 16.70% of average assets.

 Book value per common share was $19.80 at March 31, 2012, compared to $17.77 for the same date in 2011.

Tangible book value per common share was $14.00 at March 31, 2012, compared to $13.92 for the same date in 2011.

Credit Quality Measurements
Nonperforming assets ($13.3 million of non-performing loans and $6.4 million of foreclosed real estate) represented 1.49% of total assets at March 31, 2012, compared to 0.82% at March 31, 2011.

Annualized net charge offs to average loans were -21 basis points (-0.21%, a net recovery position) for the 2012 first quarter, compared to 39 basis points (0.39%) for the same quarter in 2011. The 2012 quarter was impacted by a large recovery of approximately $600,000 related to a loan charged off by MidCarolina prior to the merger.

The allowance for loan losses as a percentage of total loans was 1.43% at March 31, 2012 compared to 1.60% the prior year. The loans acquired in connection with the MidCarolina merger, all valued at the merger date at fair value, whereby loan losses are implicit in the valuation, have had a significant impact on this ratio.  The allowance for loan losses as a percentage of total loans, net of fair value loans, a non-GAAP measurement, was 2.13% at March 31, 2012.

Net Interest Income
Net interest income before provision for loan losses increased to $13,172,000 in the first quarter of 2012 from $6,605,000 in first quarter of 2011, an increase of $6,567,000 or 99.4%.

For the 2012 quarter, the net interest margin increased 99 basis points (0.99%) to 4.65% compared to the same period in 2011.

Noninterest Income
Noninterest income totaled $3,234,000 in the first quarter of 2012, compared with $1,971,000 in the first quarter of 2011, an increase of $1,263,000 or 64.1%. The 2012 quarter included a $495,000 gain on sale of bank owned real estate (a former bank branch site). Service charge related income and mortgage banking income have been favorably impacted by the merger.

Noninterest Expense
Noninterest expense totaled $9,927,000 in the first quarter of 2012, compared to $5,779,000 in the first quarter of 2011, an increase of $4,148,000 or 71.8%.   Expenses for the quarter were negatively impacted by costs associated with the software conversion of approximately $190,000 and costs associated with the merger of $251,000.

About American National
American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion following the July 1, 2011, completion of the MidCarolina merger. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $577 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.